ISSUER FREE WRITING PROSPECTUS NO. 1313BG Filed Pursuant to Rule 433 Registration Statement No. 333-162195 Dated August 31, 2011 Deutsche Bank AG Trigger Autocallable Optimization Securities

Linked to the Market Vectors Gold Miners ETF due on or about September 7, 2012

Investment Description

Trigger Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured debt obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the Market Vectors Gold Miners ETF (the “Underlying Fund”). The Securities are designed for investors who want to express a neutral or bullish view on the Underlying Fund. If the Closing Price of the Underlying Fund on any Observation Date (monthly, beginning after one month, including the Final Valuation Date) is greater than or equal to the Initial Fund Price, Deutsche Bank AG will automatically call the Securities and pay you a Call Price equal to your initial investment plus a Call Return based on a Call Return Rate of between 18.00% and 22.00% per annum (or an accruing monthly return of between approximately 1.5000% and 1.8333%) (to be set on the Trade Date). The Call Return increases the longer the Securities are outstanding. If the Securities are not automatically called and the Final Fund Price is not less than the Trigger Price, at maturity Deutsche Bank AG will pay you an amount equal to your initial investment. However, if the Securities are not automatically called and the Final Fund Price is less than the Trigger Price, Deutsche Bank AG will pay you less than your initial investment resulting in a loss of 1.00% for every 1.00% decline in the Final Fund Price as compared to the Initial Fund Price. Under these circumstances you will lose a significant portion, and could lose all, of your initial investment. You will not receive interest payments during the term of the Securities. Investing in the Securities is subject to significant risks, including the risk of losing your entire initial investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call and any contingent repayment of your initial investment provided at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

Features

❑

Call Return — If the Closing Price of the Underlying Fund on any Observation Date (monthly, beginning after one month, including the Final Valuation Date) is greater than or equal to the Initial Fund Price, we will automatically call the Securities and pay you a Call Price equal to your initial investment plus a Call Return based on a Call Return Rate of between 18.00% and 22.00% per annum (to be set on the Trade Date). The Call Return increases the longer the Securities are outstanding. If the Securities are not called, investors will have downside market exposure to the Underlying Fund at maturity, subject to any contingent repayment of your initial investment.

❑

Downside Exposure with Contingent Repayment of Your Initial Investment at Maturity — If you hold the Securities to maturity and the Final Fund Price is not less than the Trigger Price, we will pay you your initial investment at maturity. If the Final Fund Price is less than the Trigger Price, however, Deutsche Bank AG will repay less than your initial investment, resulting in a loss that is proportionate to the decline in the price of the Underlying Fund. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call and any contingent repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer.

Key Dates1

Trade Date	September 2, 2011

Settlement Date	September 8, 2011

Observation Dates[2]	Monthly

Final Valuation Date[2]	August 31, 2012

Maturity Date[2]	September 7, 2012

[1]	Expected.
[2]	See page 3 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR INITIAL INVESTMENT AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING FUND. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 4 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Trigger Autocallable Optimization Securities linked to the performance of the Market Vectors Gold Miners ETF. The Securities are our unsubordinated and unsecured debt obligations and are offered at a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof. The Call Return Rate, Call Prices, Initial Fund Price and Trigger Price will be determined on the Trade Date.

Offering	Underlying Fund	Call Return Rate	Initial Fund Price	Trigger Price	CUSIP/ ISIN
Trigger Autocallable Optimization Securities	Market Vectors Gold Miners ETF (Ticker: GDX)	18.00% to 22.00% per annum		75% of the Initial Fund Price	25154W258/ US25154W2585

See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in product supplement BG dated March 18, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 29, 2009 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying prospectus, the prospectus supplement and product supplement BG. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10.00	$0.125	$9.875
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this free writing prospectus.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” in this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities

You should read this free writing prospectus, together with product supplement BG dated March 18, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement BG dated March 18, 2011:

http://www.sec.gov/Archives/edgar/data/1159508/000119312511070907/d424b21.pdf

♦	Prospectus supplement dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

♦	Prospectus dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase Securities.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the Trigger Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires. This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

All references to “Observation Date,” “Initial Fund Price,” “Final Fund Price,” “Closing Price,” and “Trigger Price” in this free writing prospectus shall be deemed to refer to “Call Date,” “Initial Fund Level,” “Final Fund Level,” “Closing Level,” and “Knock-In Level,” respectively, as defined in the accompanying product supplement.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 4 of this free writing prospectus and “Risk Factors” on page 7 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:

♦	You believe the Closing Price of the Underlying Fund on any Observation Date, including the Final Valuation Date, will be greater than or equal to the Initial Fund Price.

♦	You can tolerate the loss of some or all of your investment and are willing to make an investment that may have similar downside market risk as the Underlying Fund.

♦

You are willing and able to hold Securities that will be called on the earliest Observation Date on which the Closing Price of the Underlying Fund is greater than or equal to the Initial Fund Price, and you are otherwise willing and able to hold the Securities to maturity for a term of 1 year, and are not seeking an investment for which there will be an active secondary market.

♦

You understand and accept that you will not participate in any appreciation in the price of the Underlying Fund and you are willing to make an investment the return of which is limited to the applicable Call Return.

♦

You would be willing to invest in the Securities if the Call Return Rate was set equal to the bottom of the range indicated on the cover hereof (the actual Call Return Rate will be set on the Trade Date).

♦	You do not seek current income from this investment and are willing to forego dividends paid on the stocks comprising the Underlying Fund.

♦

You are willing to assume the credit risk of Deutsche Bank AG, as Issuer of the Securities, and understand that if Deutsche Bank AG defaults on its obligations you may not receive any amounts due to you including any repayment of your initial investment at maturity or upon an earlier automatic call.

The Securities may not be suitable for you if, among other considerations:

♦	You do not believe that the Closing Price of the Underlying Fund on any Observation Date will be greater than or equal to the Initial Fund Price.

♦	You believe the Securities will not be called and the Final Fund Price will be less than the Trigger Price.

♦	You seek an investment designed to repay the full amount of your initial investment at maturity.

♦	You cannot tolerate the loss of a substantial portion or all of your investment and you are not willing to make an investment that could have similar downside market risk as the Underlying Fund.

♦	You seek an investment that participates in the full appreciation in the price of the Underlying Fund or that has unlimited return potential.

♦

You would be unwilling to invest in the Securities if the Call Return Rate was set equal to the bottom of the range indicated on the cover hereof (the actual Call Return Rate will be set on the Trade Date).

♦

You are unwilling or unable to hold Securities that will be called on any Observation Date on which the Closing Price of the Underlying Fund is greater than or equal to the Initial Fund Price, or you are otherwise unable or unwilling to hold the Securities to maturity for a term of 1 year, and seek an investment for which there will be an active secondary market.

♦	You prefer to receive dividends and any other distributions paid on any stocks included in the Underlying Fund.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦	You seek current income from this investment.

♦

You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities for all payments on the Securities, including any repayment of your initial investment at maturity or upon an earlier automatic call.

Indicative Terms

Issuer	Deutsche Bank AG, London Branch

Issue Price	$10.00 per Security (subject to a minimum purchase of 100 Securities, or $1,000)

Term	1 year, subject to a monthly automatic call beginning after one month

Trade Date[1]	September 2, 2011

Settlement Date[1]	September 8, 2011

Final Valuation Date[1,2]	August 31, 2012

Maturity Date[1,3]	September 7, 2012

Underlying Fund	Market Vectors Gold Miners ETF (Ticker: GDX)

Call Feature

The Securities will be automatically called if the Closing Price of the Underlying Fund on any Observation Date is greater than or equal to the Initial Fund Price. If the Securities are called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per Security equal to the Call Price for the applicable Observation Date.

Observation Dates[1,2]

Monthly, beginning after one month, on the following dates: October 3, 2011, November 2, 2011, December 2, 2011, January 3, 2012, February 2, 2012, March 2, 2012, April 2, 2012, May 2, 2012, June 4, 2012, July 2, 2012, August 2, 2012 and August 31, 2012 the (“Final Valuation Date”).

Call Settlement Dates[1,3]	Two business days following the relevant Observation Date, except the Call Settlement Date for the Final Valuation Date will be the Maturity Date.

Call Return and Call Return Rate

The Call Return increases the longer the Securities are outstanding and is based upon a Call Return Rate of between 18.00% and 22.00% per annum. The actual Call Return Rate will be determined on the Trade Date.

Call Price

The Call Price equals your initial investment per Security plus the product of your initial investment per Security and the applicable Call Return. The table below reflects a Call Return Rate of between 18.00% and 22.00% per annum. The actual Call Return Rate will be determined on the Trade Date.

Observation Dates	Call Settlement Dates	Call Return*	Call Price* (per $10.00 Security)
October 3, 2011	October 5, 2011	1.5000% to 1.8333%	$10.1500 to $10.1833
November 2, 2011	November 4, 2011	3.0000% to 3.6667%	$10.3000 to $10.3667
December 2, 2011	December 6, 2011	4.5000% to 5.5000%	$10.4500 to $10.5500
January 3, 2012	January 5, 2012	6.0000% to 7.3333%	$10.6000 to $10.7333
February 2, 2012	February 6, 2012	7.5000% to 9.1667%	$10.7500 to $10.9167
March 2, 2012	March 6, 2012	9.0000% to 11.0000%	$10.9000 to $11.1000
April 2, 2012	April 4, 2012	10.5000% to 12.8333%	$11.0500 to $11.2833
May 2, 2012	May 4, 2012	12.0000% to 14.6667%	$11.2000 to $11.4667
June 4, 2012	June 6, 2012	13.5000% to 16.5000%	$11.3500 to $11.6500
July 2, 2012	July 5, 2012	15.0000% to 18.3333%	$11.5000 to $11.8333
August 2, 2012	August 6, 2012	16.5000% to 20.1667%	$11.6500 to $12.0167
September 4, 2012 (Final Valuation Date)	September 10, 2012 (Maturity Date)	18.0000% to 22.0000%	$11.8000 to $12.2000

*	The Call Return and Call Price have been rounded for ease of analysis.

Payment at Maturity (per $10.00 Security)

If the Securities are not automatically called and the Final Fund Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity equal to $10.00 per $10.00 Security.

If the Securities are not automatically called and the Final Fund Price is less than the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity less than your initial investment; equal to:

$10.00 + ($10.00 × Underlying Fund Return);

Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the negative Underlying Fund Return.

Underlying Fund Return	Final Fund Price – Initial Fund Price Initial Fund Price

Trigger Price	75.00% of the Initial Fund Price

Closing Price

On any scheduled trading day, the last reported sale price of the Underlying Fund on the relevant exchange multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent.

Initial Fund Price	The Closing Price of one share of the Underlying Fund on the Trade Date

Final Fund Price	The Closing Price of one share of the Underlying Fund on the Final Valuation Date

Share Adjustment Factor

Initially 1.0 for the Underlying Fund, subject to adjustment for certain actions affecting the Underlying Fund. See “Description of Securities — Anti-dilution Adjustments for Funds” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENT UPON AN AUTOMATIC CALL AND ANY REPAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the negative Underlying Fund Return.

[1]

In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date, Maturity Date and Observation Dates may be changed so that the stated term of the Securities remains the same.

[2]	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
[3]

Notwithstanding the provisions under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed. In the event that an Observation Date other than the Final Valuation Date is postponed, the relevant Call Settlement Date (other than the Maturity Date) will be the second business day after the Observation Date as postponed.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Fund or in any of the components held by the Underlying Fund. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS OF YOUR INITIAL INVESTMENT — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay your initial investment in the Securities at maturity. If the Securities are not automatically called, the return on the Securities at maturity will depend on whether the Final Fund Price is greater than or equal to the Trigger Price. If the Securities are not automatically called and the Final Fund Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you your initial investment. However, if the Securities are not automatically called on any Observation Date and the Final Fund Price is less than the Trigger Price, you will be fully exposed to any negative Underlying Fund Return, resulting in a loss of your initial investment that is proportionate to the decline in the price of the Underlying Fund. Accordingly, you could lose your entire initial investment.

♦

APPRECIATION POTENTIAL IS LIMITED TO THE CALL RETURN — The appreciation potential of the Securities is limited to the applicable Call Return which is based on a Call Return Rate of between 18.00% and 22.00% per annum (to be set on the Trade Date), regardless of the performance of the Underlying Fund. In addition, since the Call Return increases the longer the Securities are outstanding and the Securities could be called as early as the first Observation Date, the term of your investment could be cut short, and your return on the Securities would then be less than if the Securities were called at a later date. As a result, an investment directly in the Underlying Fund or the stocks composing the Underlying Fund could provide a better return than an investment in the Securities.

♦

CONTINGENT REPAYMENT OF YOUR INITIAL INVESTMENT APPLIES ONLY IF YOU HOLD THE SECURITIES TO MATURITY — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative your initial investment even if the Closing Price of the Underlying Fund is above the Trigger Price.

♦

RISKS RELATING TO THE CREDIT OF THE ISSUER — The Securities are unsubordinated and unsecured debt obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment upon an automatic call and any contingent repayment of your initial investment provided at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you may not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦

REINVESTMENT RISK — If your Securities are called early, the holding period over which you would receive the Call Return Rate of between 18.00% and 22.00% per annum (to be set on the Trade Date) could be as little as one month. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Securities are called prior to the Maturity Date.

♦

HIGHER CALL RETURN RATES ARE GENERALLY ASSOCIATED WITH A GREATER RISK OF LOSS — Greater expected volatility with respect to the Underlying Fund reflects a higher expectation as of the Trade Date that the Closing Price of the Underlying Fund could close below the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Call Return Rate for the Securities. However, while the Call Return Rate is set on the Trade Date, the Underlying Fund’s volatility can change significantly over the term of the Securities. The price of the Underlying Fund could fall sharply, which could result in a significant loss of your initial investment.

♦	NO COUPON PAYMENTS — Deutsche Bank AG will not pay any interest or coupon payments with respect to the Securities.

♦

TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES, OR UBS OR ITS AFFILIATES, IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying Fund and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS or its affiliates, may also engage in trading in instruments linked to the Underlying Fund on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying Fund. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investing in the Securities.

♦

RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN A SINGLE INDUSTRY — The stocks comprising the NYSE Arca Gold Miners Index and that are generally tracked by the Market Vectors Gold Miners ETF are stocks of companies primarily engaged in the mining of gold or silver. The shares of the Market Vectors Gold Miners ETF may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the Market Vectors Gold Miners ETF primarily invests in stocks and American Depositary Receipts (“ADRs”) of companies that are involved in the gold mining industry, and to a lesser extent the silver mining industry, the shares of the Market Vectors Gold Miners ETF are subject to certain risks associated with such companies.

Gold mining companies are highly dependent on the price of gold and subject to competition pressures that may have a significant effect on their financial condition. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.

Silver mining companies are highly dependant on the price of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Peru, Mexico and China.

♦

NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component securities held by the Underlying Fund or holders of shares of the Underlying Fund would have.

♦

INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYING FUND — The return on your Securities may not reflect the return you would realize if you directly invested in the Underlying Fund. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the component securities held by the Underlying Fund or holders of shares of the Underlying Fund would have.

♦

IF THE PRICE OF THE UNDERLYING FUND CHANGES, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your Securities may trade quite differently from the Underlying Fund. Changes in the market price of the shares of the Underlying Fund may not result in a comparable change in the value of your Securities.

♦

THE SECURITIES HAVE CERTAIN BUILT-IN COSTS — While the Payment at Maturity or Call Price due upon an automatic call described in this free writing prospectus is based on your entire initial investment, the original Issue Price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦

THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE SECURITIES — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the Securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — In addition to the Closing Prices of the Underlying Fund, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying Fund;

♦	the time remaining to maturity of the Securities;

♦	the dividend rate on the stocks held by the Underlying Fund;

♦	the occurrence of certain events affecting the Underlying Fund that may or may not require an anti-dilution adjustment;

♦	interest and yield rates in the market generally;

♦

global gold and silver supply and demand, which is influenced by such factors as forward selling by gold and silver producers, purchases made by gold and silver producers to unwind gold and silver hedge positions, central bank purchases and sales of gold, and production and cost levels in major gold-producing countries and in major silver-producing countries;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦

POTENTIAL DEUTSCHE BANK AG IMPACT ON PRICE — Trading or transactions by Deutsche Bank AG or its affiliates in the component securities held by the Underlying Fund, the Underlying Fund and/or over-the-counter options, futures or other instruments with returns linked to the performance of the component securities held by the Underlying Fund or the Underlying Fund, may adversely affect the market price of the component securities held by the Underlying Fund, the shares of the Underlying Fund and therefore, the value of the Securities.

♦

POTENTIAL CONFLICT OF INTEREST — Deutsche Bank AG and its affiliates may engage in business with the issuers of the component securities held by the Underlying Fund, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. The calculation agent, an affiliate of Deutsche Bank AG, will determine the Final Fund Price of the Underlying Fund and Payment at Maturity or Call Price due upon an automatic call based on the Closing Price of the Underlying Fund in the market. The calculation agent can postpone the determination of the Closing Price of the Underlying Fund if a market disruption event occurs on any of the Observation Dates.

♦

WE AND OUR AFFILIATES, OR UBS AG AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE FINAL FUND PRICE AND THE VALUE OF SECURITIES — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Fund to which the Securities are linked.

♦

THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Underlying Fund. See “Description of Securities — Anti-dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Underlying Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

♦

THE UNDERLYING FUND AND ITS INDEX ARE DIFFERENT — The performance of the Underlying Fund may not exactly replicate the performance of its respective index because the fund will reflect transaction costs and fees that are not included in the calculation of the index. It is also possible that the fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its respective index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. Finally, because the shares of the Underlying Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Underlying Fund may differ from the net asset value per share of the Underlying Fund. For all of the foregoing reasons, the performance of the Underlying Fund may not correlate with the performance of its respective index.

♦

THERE IS NO AFFILIATION BETWEEN THE UNDERLYING FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE UNDERLYING FUND — We are not affiliated with the Underlying Fund or the issuers of the component securities held by the Underlying Fund or underlying the index replicated by the Underlying Fund. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Underlying Fund or underlying the index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the Underlying Fund or the component securities underlying the index or any of the issuers of the component securities held by the Underlying Fund or underlying the index. You, as an investor in the Securities, should make your own investigation into the component securities held by the Underlying Fund or underlying the index and the issuers of the component securities held by the Underlying Fund or underlying the index. Neither the Underlying Fund nor any of the issuers of the component securities held by the Underlying Fund or underlying the index are involved in this offering of your Securities in any way and none of them has any obligation of any sort with respect to your Securities. Neither the Underlying Fund nor any of the issuers of the component securities held by the Underlying Fund or underlying the index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

PAST PERFORMANCE OF THE UNDERLYING FUND, ITS INDEX OR THE COMPONENT SECURITIES HELD BY THE UNDERLYING FUND IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying Fund, its index or of the component securities held by the Underlying Fund over the term of the Securities, may bear little relation to the historical prices of the Underlying Fund or of the component securities held by the Underlying Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this free writing prospectus. We cannot predict the future performance of the Underlying Fund, its index or of the component securities held by the Underlying Fund.

♦

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities might be affected materially and adversely. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity

The following table and hypothetical examples below illustrate the Payment at Maturity or Call Price due upon an automatic call for a hypothetical range of performance for the Underlying Fund. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying Fund relative to its Initial Fund Price. We cannot predict the Final Fund Price or the Closing Price of the Underlying Fund on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of the Underlying Fund. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis.

The following examples and table illustrate the Payment at Maturity or Call Price due upon an automatic call per Security on a hypothetical offering of Securities based on the following assumptions*:

Term:	1 year, subject to a monthly automatic call beginning after the first month

Hypothetical Initial Fund Price*:	$62.00

Hypothetical Trigger Price*:	$46.50 (75.00% of the Hypothetical Initial Fund Price)

Hypothetical Call Return and Call Prices:

Observation Dates	Call Settlement Dates	Call Return*	Call Price*
October 3, 2011	October 5, 2011	1.6667%	$10.1667
November 2, 2011	November 4, 2011	3.3333%	$10.3333
December 2, 2011	December 6, 2011	5.0000%	$10.5000
January 3, 2012	January 5, 2012	6.6667%	$10.6667
February 2, 2012	February 6, 2012	8.3333%	$10.8333
March 2, 2012	March 6, 2012	10.0000%	$11.0000
April 2, 2012	April 4, 2012	11.6667%	$11.1667
May 2, 2012	May 4, 2012	13.3333%	$11.3333
June 4, 2012	June 6, 2012	15.0000%	$11.5000
July 2, 2012	July 5, 2012	16.6667%	$11.6667
August 2, 2012	August 6, 2012	18.3333%	$11.8333
August 31, 2012 (Final Valuation Date)	September 7, 2012 (Maturity Date)	20.0000%	$12.0000

*	Based on a hypothetical Call Return Rate of 20.0000% per annum (the midpoint of the range of 18.0000% to 22.0000%). The actual Initial Fund Price, Trigger Price, Call Return Rate and Call Price will be set on the Trade Date.

Example 1 — The Closing Price of the Underlying Fund on the first Observation Date is $70.00, which is greater than the Hypothetical Initial Fund Price of $62.00 — the Securities are called.

Because the Closing Price of the Underlying Fund on the first Observation Date is greater than or equal to the Hypothetical Initial Fund Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date, the Call Price of $10.17 per Security, representing a 1.6667% return on the Securities.

Example 2 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Fund Price of $70.00 is greater than the Hypothetical Initial Fund Price of $62.00 — the Securities are called.

Because the Securities were not previously called and the Final Fund Price is greater than or equal to the Hypothetical Initial Fund Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date) the Call Price of $12.00 per Security, representing a 20.0000% return on the Securities.

Example 3 — The Closing Price of the Underlying Fund is not equal to or greater than the Hypothetical Initial Fund Price on any of the Observation Dates and the Final Fund Price of $55.00 is greater than the Hypothetical Trigger Price of $46.50 — the Securities are NOT called.

Because the Closing Price of the Underlying Fund on any Observation Date is not equal to or greater than the Hypothetical Initial Fund Price, the Securities are not automatically called. Because the Final Fund Price is not less than the Hypothetical Trigger Price, Deutsche Bank AG will pay you a Payment at Maturity equal to $10.00 per $10.00 Security, representing a 0.0000% return on the Securities.

Example 4 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Fund Price of $24.80 is less than the Hypothetical Trigger Price of $46.50 — the Securities are NOT called.

Because the Securities are not called and the Final Fund Price is less than the Hypothetical Trigger Price, your initial investment will be fully exposed to any decline in the Final Fund Price as compared to the Hypothetical Initial Fund Price. Accordingly, Deutsche Bank AG will pay you a Payment at Maturity calculated as follows:

$10.00 + ($10.00 × Underlying Fund Return) =

$10.00 + ($10.00 × -60.0000%) = $4.00

If the Securities are not automatically called and the Final Fund Price is less than the Trigger Price, your initial investment will be fully exposed to any negative Underlying Fund Return, resulting in a loss that is proportionate to the decline in the price of the Underlying Fund. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. Any payment on the Securities, including any payment upon an automatic call and any contingent repayment of your initial investment provided at maturity, is subject to the creditworthiness of the Issuer.

The Underlying Fund

All disclosures contained in this free writing prospectus regarding the Underlying Fund are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Underlying Fund contained in this free writing prospectus. You should make your own investigation into the Underlying Fund.

We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Underlying Fund as an indication of future performance. The Underlying Fund is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and investment companies registered under the Investment Company Act of 1940, as amended, are required to file certain financial and other information specified by the SEC periodically. Information filed by the Underlying Fund with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the Underlying Fund under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

The Market Vectors Gold Miners ETF

We have derived all information contained in this free writing prospectus regarding the Market Vectors Gold Miners ETF including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Market Vectors ETF Trust and Van Eck Associates Corporation (“Van Eck”). The Market Vectors Gold Miners ETF is an investment portfolio of the Market Vectors ETF Trust, a registered investment company. Van Eck is the investment adviser to the Market Vectors Gold Miners ETF. The Market Vectors Gold Miners ETF is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “GDX.”

The Market Vectors ETF Trust is a registered investment company that consists of numerous separate investment portfolios, including the Market Vectors Gold Miners ETF. Information provided to or filed with the SEC by the Market Vectors Gold Miners ETF pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to the SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Market Vectors ETF Trust, Van Eck and the Market Vectors Gold Miners ETF, please see the prospectus dated May 1, 2010. In addition, information about the Market Vectors ETF Trust, Van Eck and the Market Vectors Gold Miners ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Van Eck website. Information contained in the Van Eck website is not incorporated by reference in, and should not be considered a part of this free writing prospectus or any pricing supplement.

Investment Objective

The Market Vectors Gold Miners ETF seeks to provide investment results that replicate as closely as possible the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index. The NYSE Arca Gold Miners Index is a modified market capitalization weighted index comprised of publicly traded companies involved primarily in mining for gold or silver. The NYSE Arca Gold Miners Index includes common stocks and ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the NYSE or the NYSE Amex or quoted on The NASDAQ Stock Market. Only companies with market capitalization greater than $100 million and that have a daily average trading volume of at least 50,000 shares over the past six months are eligible for inclusion in the NYSE Arca Gold Miners Index.

Indexing Investment Approach

The Market Vectors Gold Miners ETF, utilizes a “passive” or indexing investment approach and attempts to approximate the investment performance of the Gold Miners Index by investing in a portfolio of securities that generally replicate the NYSE Arca Gold Miners Index. It is possible that the Market Vectors Gold Miners ETF may not fully replicate the performance of the NYSE Arca Gold Miners Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.

Holdings Information

The holding information for the Market Vectors Gold Miners ETF is updated on a daily basis. As of August 29, 2011, the Market Vectors Gold Miners ETF had a total of 31 total constituents. The following tables summarize the Market Vectors Gold Miners ETF’s top 10 holdings in individual companies as of such date.

Top 10 Holdings in Individual Companies as of August 29, 2011

Company	Percentage of Total Holdings
Barrick Gold Corp.	15.15%
Goldcorp Inc.	12.48%
Newmont Mining Corp.	9.24%
Kinross Gold Corp.	5.95%
Yamana Gold Inc.	5.24%
AngloGold Ashanti Ltd.	5.13%
Silver Wheaton Corp.	4.83%
Eldorado Gold Corp.	4.81%
Cia De Minas Buenaventura Sa.	4.74%
Gold Fields Ltd.	4.31%

The information above was compiled from the Van Eck website. Information contained in the Van Eck website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

The NYSE Arca Gold Miners Index

We have derived all information contained in this free writing prospectus regarding the NYSE Arca Gold Miners Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, the NYSE Arca. The NYSE Arca Gold Miners Index was developed by the NYSE Amex (formerly the American Stock Exchange) and is calculated, maintained and published by the NYSE Arca. The NYSE Arca has no obligation to continue to publish, and may discontinue the publication of, the NYSE Arca Gold Miners Index. The NYSE Arca Gold Miners Index is reported by Bloomberg under the ticker symbol “GDM.”

The NYSE Arca Gold Miners Index is a modified market capitalization weighted index comprised of publicly traded companies involved primarily in the mining of gold or silver. Your return on the Securities is linked to the performance of the Underlying Fund and not the direct performance of the NYSE Arca Gold Miners Index.

Eligibility Criteria for Index Components

The NYSE Arca Gold Miners Index includes common stocks and ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the NYSE or the NYSE Amex or quoted on The NASDAQ Stock Market. Only companies with market capitalization greater than $100 million that have a daily average trading volume of at least 50,000 shares over the past six months are eligible for inclusion in the NYSE Arca Gold Miners Index.

Index Calculation

The NYSE Arca Gold Miners Index is calculated using a modified market capitalization weighting methodology. The NYSE Arca Gold Miners Index is weighted based on the market capitalization of each of the component securities, modified to conform to the following asset diversification requirements, which are applied in conjunction with the scheduled quarterly adjustments to the NYSE Arca Gold Miners Index:

(1)	the weight of any single component security may not account for more than 20% of the total value of the NYSE Arca Gold Miners Index;

(2)	the component securities are split into two subgroups — large and small, which are ranked by market capitalization weight in the NYSE Arca Gold Miners Index. Large stocks are defined as having a NYSE Arca Gold Miners Index weight greater than or equal to 5%. Small securities are defined as having an NYSE Arca Gold Miners Index weight below 5%; and

(3)	the aggregate weight of those component securities which individually represent more than 4.5% of the total value of the NYSE Arca Gold Miners Index may not account for more than 50% of the total NYSE Arca Gold Miners Index value.

The NYSE Arca Gold Miners Index is reviewed quarterly so that the NYSE Arca Gold Miners Index components continue to represent the universe of companies involved in the gold mining industry. The NYSE Arca may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in the NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the NYSE Arca Gold Miners Index. Changes to the NYSE Arca Gold Miners Index compositions and/or the component share weights in the NYSE Arca Gold Miners Index typically take effect after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance.

At the time of the quarterly rebalance, the weights for the components stocks (taking into account expected component changes and share adjustments), are modified in accordance with the following procedures.

Diversification Rule 1: If any component security exceeds 20% of the total value of the NYSE Arca Gold Miners Index, then all stocks greater than 20% of the NYSE Arca Gold Miners Index are reduced to represent 20% of the value of the NYSE Arca Gold Miners Index. The aggregate amount by which all component securities are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the index value and the redistribution is repeated.

Diversification Rule 2: The components are sorted into two groups, large are components with a starting index weight of 5% or greater and small are those that are under 5% (after any adjustments for Diversification Rule 1). Each group in aggregate will represent 50% of the index weight. The weight of each of the large stocks will be scaled down proportionately with a floor of 5% so that the aggregate weight of the large components will be reduced to represent 50% of the NYSE Arca Gold Miners Index. If any component security falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to the product of 5% and the proportion by which the stocks were scaled down, the components with weights greater than 5% will reduced proportionately. The weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any component security exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to the product of 4.5% and the proportion by which the stocks were scaled down. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

Index Maintenance

The NYSE Arca Gold Miners Index is reviewed quarterly to ensure that at least 90% of the index weight is accounted for by index components that continue to meet the initial eligibility requirements. Components will be removed from the NYSE Arca Gold Miners Index during the quarterly review if the market capitalization falls below $50 million or the traded average daily shares for the previous six months is lower than 25,000 shares. In conjunction with the quarterly review, the share weights used in the calculation of the NYSE Arca Gold Miners Index are determined based upon current shares outstanding modified, if necessary, to provide greater index diversification, as described above. The index components and their share weights are determined and announced prior to taking effect. The share weight of each component security in the index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions such as stock splits, reverse stock splits, stock dividends, or similar events. The share weights used in the index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews. However, in the event of a merger between two components, the share weight of the surviving entity may be adjusted to account for any stock issued in the acquisition. The NYSE Arca may substitute stocks or change the number of stocks included in the NYSE Arca Gold Miners Index, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations. In the event of component or share weight changes to the index portfolio, the payment of dividends other than ordinary cash dividends, spin-offs, rights offerings, re-capitalization, or other corporate actions affecting a component security of the NYSE Arca Gold Miners Index; the index divisor may be adjusted to ensure that there are no changes to the index level as a result of non-market forces.

Historical Information

The following table sets forth the quarterly high and low Closing Prices for the Market Vectors Gold Miners ETF, as reported by Bloomberg. The Market Vectors Gold Miners ETF’s Closing Price on August 29, 2011 was $61.91. The actual Initial Fund Price will be the Closing Price of the Market Vectors Gold Miners ETF on the Trade Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
5/22/2006	6/30/2006	$39.14	$32.25	$38.70
7/1/2006	9/30/2006	$42.10	$34.31	$35.65
10/1/2006	12/31/2006	$42.12	$33.46	$39.91
1/1/2007	3/31/2007	$42.28	$36.67	$39.42
4/1/2007	6/30/2007	$42.74	$37.03	$37.89
7/1/2007	9/30/2007	$45.82	$34.65	$45.10
10/1/2007	12/31/2007	$52.48	$42.64	$45.85
1/1/2008	3/31/2008	$56.29	$46.42	$47.75
4/1/2008	6/30/2008	$51.40	$42.38	$48.52
7/1/2008	9/30/2008	$50.84	$27.95	$34.08
10/1/2008	12/31/2008	$33.88	$16.38	$33.88
1/1/2009	3/31/2009	$38.60	$28.20	$36.88
4/1/2009	6/30/2009	$44.55	$30.95	$37.76
7/1/2009	9/30/2009	$48.00	$35.14	$45.29
10/1/2009	12/31/2009	$54.78	$41.87	$46.21
1/1/2010	3/31/2010	$50.17	$40.22	$44.41
4/1/2010	6/30/2010	$54.07	$46.36	$51.96
7/1/2010	9/30/2010	$56.69	$47.09	$55.93
10/1/2010	12/31/2010	$63.80	$54.28	$61.47
1/1/2011	3/31/2011	$60.79	$53.12	$60.06
4/1/2011	6/30/2011	$63.95	$51.80	$54.59
7/1/2011	8/29/2011*	$63.70	$53.75	$61.91

*	As of the date of this free writing prospectus available information for the third calendar quarter of 2011 includes data for the period through August 29, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2011.

The graph below illustrates the performance of the Market Vectors Gold Miners ETF from May 22, 2006 to August 29, 2011. We obtained the Closing Prices of the Market Vectors Gold Miners ETF from Bloomberg, and we have not participated in the preparation of or verified such information. The historical prices of the Market Vectors Gold Miners ETF should not be taken as an indication of future performance and no assurance can be given as to the Final Fund Price or the Closing Price of the Underlying Fund on any Observation Date. We cannot give you assurance that the performance of the Underlying Fund will result in the return of any of your initial investment.

What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the Securities are uncertain, we believe the Securities should be treated as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, (i) you should not recognize taxable income or loss prior to the maturity of your Securities, other than pursuant to a sale or exchange (including a call), and (ii) your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. If, however, the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this free writing prospectus and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

Neither we nor UBS Financial Services Inc. provides any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.125 per $10.00 Security. We will agree that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.